Exhibit 10.43
FOURTH AMENDMENT TO LEASE
     THIS FOURTH AMENDMENT TO LEASE (“Amendment”) is entered into as of November 19, 2007 by and between IRVINE COMMERCIAL PROPERTY COMPANY LLC, a Delaware limited liability company (formerly known as Irvine Commercial Property Company, a Delaware corporation) (“Landlord”) and BROADCOM CORPORATION, a California corporation (“Tenant”).
RECITALS
     A. Landlord and Tenant entered into that certain Lease (University Research Park — Phases XII & XIII [GL]) dated as of December 29, 2004 (the “Original Lease”) pursuant to which Landlord leased to Tenant certain buildings to be constructed in Irvine, California as more particularly described in the Original Lease.
     B. The Original Lease was amended by that certain First Amendment to Lease dated as of June 7, 2005, by that certain Second Amendment to Lease dated as of April 9, 2007, and by that certain Third Amendment to Lease dated as of April 9, 2007. The Original Lease as amended by the aforementioned First Amendment, Second Amendment and Third Amendment is referred to collectively as the “Lease.” Capitalized terms not specifically defined in this Amendment are used as defined in the Lease.
     C. In connection with numerous “Changes” requested by Tenant to the “Core and Shell Improvements” (as those terms are defined in the Work Letter attached to the Original Lease), Landlord conditioned its approval to such Changes on Tenant’s obligation to restore the Core and Shell Improvements to the condition described in the “Core and Shell CDs” upon the Expiration Date or earlier termination of the Lease.
     D. The purpose of this Amendment is to confirm the obligation of Tenant regarding the restoration of the Core and Shell Improvements upon the Expiration Date or earlier termination of the Lease, on the terms and conditions more particularly provided herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and upon and subject to the terms and conditions set forth in this Amendment, the parties agree as follows:
     1. Restoration. Except as expressly provided in Section 2 of this Amendment below, not later than the Expiration Date or earlier termination of the Lease, Tenant, at its sole cost and expense, shall complete the restoration, removal and/or replacement of the Core and Shell Improvements to the condition shown in that certain “URP XII Restoration Plan” dated April 27, 2007 prepared by LPA, Inc. and in that certain “URP XIII Restoration Plan” dated April 27, 2007 prepared by LPA, Inc. (collectively, the “LPA Restoration Plans”). Copies of the LPA Restoration Plans are attached as EXHIBIT A to this Amendment.
     2. Single Tenant Improvements. Notwithstanding the provisions of Section 1 of this Agreement, the restoration, removal and/or replacement of the following portions of the Core and Shell Improvements: (i) the cafeteria and all associated improvements; (ii) the cafeteria patio; (iii) the guard shack and all associated site work including the restoration of California Avenue and associated landscaping; and (iv) the primary SCE electrical service as necessary to effect a multi-tenant use of the Premises as originally constructed (collectively, the “Single Tenant Improvements”) shall instead be completed by Landlord, subject to the terms and conditions of this Section 2, to accommodate the possible execution by Landlord of a lease agreement with a replacement tenant for the lease of the entire rentable square footage of these Premises (a “Single Tenant Replacement Lease”). If, by that date which is six (6) months following the Expiration Date or sooner termination of the Lease: (a) a Single Tenant Replacement Lease has not been fully executed by Landlord, (b) Landlord has fully executed replacement lease agreement(s) for the Premises which are other than a Single Tenant Replacement Lease, or (c) a Single Tenant Replacement Lease has been fully executed by such date but such Single Tenant Replacement Lease requires that all or any portion of the Single Tenant Improvements be nonetheless restored, removed and/or replaced, then Landlord shall complete the restoration, removal and/or replacement of all of the Single Tenant Improvements (or such portion of the Single Tenant Improvements required to be restored, removed and/or replaced, as applicable), and Tenant shall reimburse Landlord’s reasonable out-of-pocket costs so incurred within ten (10) days following invoicing from Landlord.
     3. Tenant Not Obligated. Tenant’s obligations contained in Sections 1 and 2 above shall not be binding on Tenant in the event: (i) the Lease is terminated by Landlord pursuant to the applicable provisions of Section 11.1(a) of the Lease, (ii) the Lease is terminated by Tenant pursuant to the applicable provisions of Section 11.1(b) of the Lease, or (iii) the Lease is terminated by Tenant pursuant to the applicable provisions of Section 14.5 of the Lease following a default by Landlord which is not cured by Landlord as provided in said Section 14.5.
     4. Conflict/Reaffirmation. Except to the extent specifically modified by this Amendment, the Lease shall remain in full force and effect. Not by way of limitation of the foregoing, except as expressly set forth in the LPA Restoration Plan, nothing contained in this Amendment shall affect Tenant’s obligation for restoration of the “Tenant Improvements” constructed by Tenant (which obligation shall continue to be governed by the applicable provisions of the Work Letter attached to the Lease). In the event of any inconsistency between the terms of the Lease and the terms of this Amendment, the terms of the latter shall prevail.
     IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above.

LANDLORD:		TENANT:

IRVINE COMMERCIAL PROPERTY		BROADCOM CORPORATION,
COMPANY LLC,		a California corporation
a Delaware limited liability company

By:	/s/ Richard I. Gilchrist	By:	/s/ Eric Brandt

	Richard I. Gilchrist,		Its:	Senior Vice President &
	President, Investment Property Groups			Chief Financial Officer

By:	/s/ E. Valjean Wheeler

E. Valjean Wheeler, President, Office Properties

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